As filed with the Securities and Exchange Commission on July 25, 2005

Registration No. 333-119313

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

CHESAPEAKE ENERGY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Oklahoma	73-1395733
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6100 North Western Avenue Oklahoma City, Oklahoma 73118 (405) 848-8000	Aubrey K. McClendon Chairman of the Board and Chief Executive Officer 6100 North Western Avenue Oklahoma City, Oklahoma 73118 (405) 848-8000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

James M. Prince, Esq.

Vinson & Elkins L.L.P.

2300 First City Tower

1001 Fannin Street

Houston, Texas 77002-6760

713-758-3710

713-615-5962 (fax)

Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Chesapeake Energy Corporation is to amend the section under the caption “Plan of Distribution” in the prospectus, and to update certain other disclosures in the prospectus.

Prospectus

$600,000,000

Chesapeake Energy Corporation

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

We may from time to time offer and sell common stock, preferred stock, depositary shares and debt securities. This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, we will provide one or more supplements to this prospectus that will contain additional information about the specific offering and the terms of the securities being offered. The supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “CHK.” Our executive offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and our telephone number is (405) 848-8000.

INVESTING IN OUR SECURITIES INVOLVES RISKS. PLEASE READ CAREFULLY THE SECTION ENTITLED “ RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2005.

You should rely only on the information included or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any accompanying prospectus supplement or in any document incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date of the document containing the information.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $600 million. This prospectus provides you with a general description of the securities we may offer pursuant to this prospectus. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a complete understanding of the offering of securities, you should refer to the registration statement relating to this prospectus, including its exhibits. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

ABOUT CHESAPEAKE ENERGY CORPORATION

We are the third largest independent producer of natural gas in the U.S. and own interests in approximately 20,700 producing oil and gas wells. Our internally-estimated proved oil and natural gas reserves as of March 31, 2005 were approximately 5.4 tcfe. At March 31, 2005, approximately 90% of our proved reserves (by volume) were natural gas, and approximately 67% of our proved oil and natural gas reserves were located in our primary operating area—the Mid-Continent region of the United States, which includes Oklahoma, western Arkansas, southwestern Kansas and the Texas Panhandle. In addition, we are building significant secondary operating areas in the South Texas and Texas Gulf Coast regions, the Permian Basin of western Texas and eastern New Mexico and in the Barnett Shale and Ark-La-Tex areas of central and eastern Texas and northern Louisiana.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “Chesapeake,” “we,” “us” or “our” are to Chesapeake Energy Corporation and its subsidiaries.

RISK FACTORS

Your investment in our securities will involve risks. Before deciding whether an investment in our securities is appropriate for you, you should carefully consider the risks described below, in addition to the other information and risk factors contained in, or incorporated by reference into, this prospectus, including any risk factors contained in any annual report on Form 10-K incorporated by reference and any accompanying prospectus supplement.

Risks Related to Our Capital Stock

We may not be able to pay cash dividends on our capital stock.

We are required to pay all declared dividends on our preferred stock in cash. Our existing indentures limit, and any indentures and other financing agreements that we enter into in the future will likely limit, our ability to pay cash dividends on our capital stock. Specifically, under our existing indentures, we may pay cash dividends and make other distributions on or in respect of our capital stock, including our preferred and common stock, only if certain financial tests are met.

Under Oklahoma law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then current or the preceding fiscal year. Unless we continue to operate profitably, our ability to pay cash dividends on our capital stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay cash dividends on the preferred stock and common stock (if declared), we may not have sufficient cash to pay dividends on our preferred stock or common stock, as the case maybe.

Our certificate of incorporation, bylaws, the Oklahoma General Corporation Act and our shareholder rights agreement contain provisions that could discourage an acquisition or change of control of our company.

Our shareholder rights agreement and the Oklahoma Business Combination Statute, together with certain provisions of our certificate of incorporation and bylaws, may make it more difficult to effect a change in control of our company, to acquire us or to replace incumbent management. These provisions could potentially deprive our stockholders of opportunities to sell shares of our stock at above-market prices. Please read “Description of Capital Stock—Anti-Takeover Provisions.”

Risks Related to Debt Securities

If an active trading market does not develop for a series of debt securities sold pursuant to this prospectus, you may be unable to sell any such debt securities or to sell any such debt securities at a price that you deem sufficient.

Unless otherwise specified in an accompanying prospectus supplement, any debt securities sold pursuant to this prospectus will be new securities for which there currently is no established trading market. We may not list any debt securities sold pursuant to this prospectus on a national securities exchange. While the underwriters of a particular offering of debt securities may advise us that they intend to make a market in those debt securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for any series of debt securities will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any debt securities you may own or the price at which you may be able to sell your debt securities.

Holders of any debt securities sold pursuant to this prospectus will be effectively subordinated to all of our secured indebtedness and to all liabilities of our subsidiaries.

Holders of our secured indebtedness, including the indebtedness under our credit facilities, have claims with respect to our assets constituting collateral for their indebtedness that are prior to the claims of any debt securities sold pursuant to this prospectus. In the event of a default on such debt securities or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on debt securities sold pursuant to this prospectus. Accordingly, the secured indebtedness would effectively be senior to such series of debt securities to the extent of the value of the collateral securing the indebtedness. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the debt securities issued pursuant to this prospectus and the holders of other claims against us with respect to our other assets.

In addition, holders of debt securities issued and sold pursuant to this prospectus will be effectively subordinated to claims of third party creditors, including holders of indebtedness, and preferred shareholders of our subsidiaries. Claims of those creditors, including trade creditors, secured creditors, governmental taxing authorities, holders of indebtedness or guarantees issued by our subsidiaries and preferred shareholders of our subsidiaries, will generally have priority as to the assets of our subsidiaries over our claims and equity interests. As a result, holders of our indebtedness, including the holders of the debt securities sold pursuant to this prospectus, will be effectively subordinated to all those claims.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. You can also find our SEC filings at the SEC’s website at www.sec.gov and on our website at www.chkenergy.com (click on “Investor Relations” and then “SEC Filings”). Information contained on our website is not part of this prospectus.

In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where our common stock is listed.

The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005; and

•	our current reports on Form 8-K filed on January 3, 2005, January 20, 2005, January 31, 2005, February 2, 2005, February 22, 2005, March 15, 2005, March 24, 2005, April 13, 2005 (four reports of the same date, one such report as amended on April 25, 2005), April 14, 2005 (two reports of the same date), April 19, 2005, April 25, 2005 (two reports of the same date), May 2, 2005, May 23, 2005 (two reports of the same date), June 7, 2005, June 10, 2005, June 13, 2005, June 16, 2005, June 21, 2005 (two reports of the same date), June 23, 2005, June 30, 2005, July 1, 2005 (two reports of the same date), July 8, 2005, July 11, 2005, July 12, 2005 and July 19, 2005 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 9 or Item 12 on any current report on Form 8-K) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Jennifer M. Grigsby, Secretary, Chesapeake Energy Corporation, 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, by mail, or if by telephone at (405) 848-8000.

FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements give our current expectations or forecasts of future events. They include statements regarding oil and gas reserve estimates, planned capital expenditures, the drilling of oil and gas wells and future acquisitions, the impact of recently completed acquisitions, expected oil and gas production, cash flow and anticipated liquidity, business strategy and other plans and objectives for future operations and expected future expenses and use of net operating loss carryforwards. Statements concerning the fair values of derivative contracts and their estimated contribution to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility.

Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” in our most recent annual report on Form 10-K which is incorporated by reference into this prospectus, and include:

•	the volatility of oil and gas prices;

•	our level of indebtedness;

•	the strength and financial resources of our competitors;

•	the availability of capital on an economic basis to fund reserve replacement costs;

•	uncertainties inherent in estimating quantities of oil and gas reserves, projecting future rates of production and the timing of development expenditures;

•	our ability to replace reserves and sustain production;

•	uncertainties in evaluating oil and gas reserves of acquired properties and associated potential liabilities;

•	unsuccessful exploration and development drilling;

•	declines in the values of our oil and gas properties resulting in ceiling test write-downs;

•	lower prices realized on oil and gas sales and collateral required to secure hedging liabilities resulting from our commodity price risk management activities; and

•	drilling and operating risks.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or as of the date of the report or document in which they are contained, and we undertake no obligation to update such information. We urge you to carefully review and consider the disclosures made in this prospectus and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business.

USE OF PROCEEDS

Except as may otherwise be described in an accompanying prospectus supplement, the net proceeds from the sale of the securities offered pursuant to this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

For purposes of determining the ratios of earnings to fixed charges and combined fixed charges and preferred dividends, earnings are defined as net income (loss) before income taxes, cumulative effect of accounting change, pre-tax gain or loss of equity investees, amortization of capitalized interest and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized and excluding the effect of unrealized gains or losses on interest rate derivatives) and amortization of debt expenses and discount or premium relating to any indebtedness. Preferred dividends consist of preferred stock dividends “grossed up” to reflect the pre-tax amount.

	Year Ended December 31,										Three Months Ended March 31, 2005
	2000		2001		2002		2003		2004
Ratio of earnings to fixed charges	3.1	x	4.4	x	1.5	x	4.0	x	4.8	x	3.8	x
Ratio of earnings to combined fixed charges and preferred dividends	2.8	x	4.2	x	1.3	x	3.3	x	3.7	x	3.4	x

DESCRIPTION OF DEBT SECURITIES

We will issue our debt securities under an indenture among us, as issuer, and The Bank of New York, as Trustee. The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. We and the Trustee may enter into supplements to the Indenture from time to time.

This description is a summary of the material provisions of the debt securities and the Indenture. We urge you to read the form of the Indenture filed as an exhibit to the registration statement of which this prospectus is a part because the Indenture, and not this description, govern your rights as a holder of debt securities.

General

The Debt Securities. Any series of debt securities that we issue will be our general obligations. The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of our board of directors and an accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the debt securities may be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional Events of Default;

•	any affirmative or negative covenants relating to such series, including, without limitation, financial and other covenants that restrict our and our Restricted Subsidiaries’ ability to:

•	incur additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

•	make investments and other restricted payments;

•	create restrictions on the payment of dividends or other amounts to us from our Restricted Subsidiaries;

•	incur liens;

•	engage in transactions with affiliates;

•	sell assets;

•	consolidate, merge or transfer assets; and

•	designate a Restricted Subsidiary as an Unrestricted Subsidiary; and

•	any other terms of the debt securities.

Unless otherwise indicated in an accompanying prospectus supplement, “Restricted Subsidiary” means any subsidiary of our company other than an Unrestricted Subsidiary. Unless otherwise indicated in an accompanying prospectus supplement relating to a particular series of debt securities, our board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary.

Unless otherwise indicated in an accompanying prospectus supplement, “Unrestricted Subsidiary” means:

(a) any subsidiary of an Unrestricted Subsidiary; and

(b) any subsidiary of our company or of a Restricted Subsidiary that is designated as an Unrestricted Subsidiary by a resolution adopted by our board of directors.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

Covenants

The Indenture contains the following covenant for the benefit of the holders of all series of debt securities:

Notwithstanding that we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the SEC and provide the Trustee and holders of Debt Securities with annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

A series of debt securities may provide for other covenants applicable to us and our subsidiaries. A description of any such affirmative and negative covenants will be contained in a prospectus supplement applicable to such series.

Events of Default, Remedies and Notice

Events of Default. Unless otherwise indicated in an accompanying prospectus supplement, each of the following events will be an “Event of Default” under the Indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment, if any, on any debt securities of that series when due;

•	failure by us to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

•	certain events of bankruptcy, insolvency or reorganization;

Exercise of Remedies. If an Event of Default, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us of the default and such default is not cured within 60 days after receipt of notice.

If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series may:

•	waive all past defaults, except with respect to nonpayment of principal, premium or interest or any other provision of the Indenture that cannot be amended without the consent of each holder that is affected; and

•	rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•	all existing Events of Default have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest when due, unless:

•	such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

•	such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

•	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the Indenture;

•	the Trustee determines is unduly prejudicial to the rights of any other holder; or

•	would involve the Trustee in personal liability.

Notice of Events of Default. Upon the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we are required to deliver to the Trustee, within 90 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.

If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers. We may amend the Indenture without the consent of any holder of debt securities to:

•	cure any ambiguity, omission, defect or inconsistency;

•	convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

•	provide for the assumption by a successor of our obligations under the Indenture;

•	add subsidiary guarantors with respect to the debt securities;

•	secure the debt securities;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder;

•	add or appoint a successor or separate Trustee; or

•	comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the Indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities;

•	make any change to an amendment or waiver provision which requires each holder’s consent; or

•	make any change in the waiver provisions.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to all holders a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

•	compliance by us with certain restrictive provisions of the Indenture; and

•	any past default under the Indenture, subject to certain rights of the Trustee under the Indenture;

except that such majority of holders may not waive a default:

•	in the payment of principal, premium or interest; or

•	in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that are affected.

Defeasance. At any time, we may terminate, with respect to debt securities of a particular series, all our obligations under such series of debt securities and the Indenture, which we call a “legal defeasance.” If we decide to make a legal defeasance, however, we may not terminate our obligations:

•	relating to the defeasance trust;

•	to register the transfer or exchange of the debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities; or

•	to maintain a registrar and paying agent in respect of the debt securities.

If we exercise our legal defeasance option, any subsidiary guarantee will terminate with respect to that series of debt securities.

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate our obligations under covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth bullet point under “—Events of Default” above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

In order to exercise either defeasance option, we must:

•	irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

•	comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

•	deliver to the Trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

Book Entry, Delivery and Form. We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with or on behalf of DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

We will wire principal, premium, if any, and interest payments due on the global securities to DTC’s nominee. We, the Trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the debt securities of a series to be represented by a global security and notify the Trustee of our decision.

The Trustee. The Bank of New York will be the Trustee under the Indenture. The Bank of New York also serves as trustee for our 8.375% Senior Notes due 2008, our 8.125% Senior Notes due 2011, our 9% Senior

Notes due 2012, our 7.50% Senior Notes due 2013, our 7.50% Senior Notes due 2014, our 7.00% Senior Notes due 2014, our 7.75% Senior Notes due 2015, our 6.375% Senior Notes due 2015, our 6.875% Senior Notes due 2016, our 6.625% Senior Notes due 2016 and our 6.25% Senior Notes due 2018. We may also maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own our debt securities.

Governing Law. The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our certificate of incorporation (including our certificates of designation) and bylaws. Copies of our certificate of incorporation (including our certificates of designation) and bylaws are available from us upon request. These documents have also been filed with the SEC. Please read “Where You Can Find More Information.”

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share, of which 500,000 shares are designated as Series A Junior Participating Preferred Stock, 101,275 shares are designated as 6.00% Cumulative Convertible Preferred Stock, 1,725,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2003), 233,798 shares are designated as 4.125% Cumulative Convertible Preferred Stock and 4,600,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005).

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for dividends. In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

As of the date of this prospectus, we have 12,839,927 shares of authorized but unissued preferred stock which are undesignated. Currently 101,275 shares of preferred stock are designated as 6.00% Cumulative Convertible Preferred Stock, all of which are currently outstanding; 1,725,000 shares of preferred stock are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2003), all of which are currently outstanding; 233,798 shares of preferred stock are designated as 4.125% Cumulative Convertible Preferred Stock, all of which are currently outstanding; and 4,600,000 shares of preferred stock are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005), all of which are currently outstanding. Our board of directors has also authorized the issuance of up to 500,000 shares of Series A Junior Participating Preferred Stock in connection with the adoption of our shareholder rights plan in July 1998. None of these shares are currently outstanding. The Series A Preferred Stock is described below under “—Share Rights Plan.”

Our board of directors has the authority, without further shareholder approval, to issue shares of preferred stock from time to time in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing thereof.

While providing desirable flexibility for possible acquisitions and other corporate purposes, and eliminating delays associated with a shareholder vote on specific issuances, the issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on both common and preferred stock. It also could have the effect of delaying, deferring or preventing a change in control.

The prospectus supplement relating to an offering of preferred stock will specify the terms of any series of preferred stock offered by it including:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible into or exchangeable for any other securities, and the terms of any such conversion or exchange; and

•	any additional rights, preferences, qualifications, limitations or restrictions of the preferred stock.

The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the statement of resolution relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the statement of resolution as an exhibit or incorporate it by reference.

Outstanding Cumulative Convertible Preferred Stock

General. We have four series of Convertible Preferred Stock outstanding, each with substantially similar terms: the 6.00% Cumulative Convertible Preferred Stock, the 5.00% Cumulative Convertible Preferred Stock (Series 2003), the 4.125% Cumulative Convertible Preferred Stock and the 5.00% Cumulative Convertible Preferred Stock (Series 2005). Where the terms of the four series of preferred stock are similar, we refer to all four series of outstanding preferred stock as the “Convertible Preferred Stock.”

Ranking. All four series of Convertible Preferred Stock, with respect to dividend rights or rights upon the liquidation, winding-up or dissolution, rank:

•	senior to all classes of our common stock and to the Series A Junior Participating Preferred Stock and each other class of capital stock or series of preferred stock established after the original issue date of the series of Convertible Preferred Stock (which we will refer to as the “Issue Date”) the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the series of Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we will refer to collectively as “Junior Stock”);

•	on a parity with each other and any class of capital stock or series of preferred stock established after the Issue Date the terms of which expressly provide that such class or series will rank on a parity with the series of Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we will refer to collectively as “Parity Stock”); and

•	junior to each class of capital stock or series of preferred stock established after the Issue Date the terms of which expressly provide that such class or series will rank senior to the series of Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we will refer to collectively as “Senior Stock”).

While any shares of any series of our Convertible Preferred Stock are outstanding, we may not authorize, increase the authorized amount of, or issue any shares of, any class or series of Senior Stock (or any security convertible into Senior Stock) without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares each series of Convertible Preferred Stock voting separately as a class. Without the consent of any holder of Convertible Preferred Stock, however, we may authorize, increase the authorized amount of, or issue any shares of, any class or series of Parity Stock or Junior Stock. See “—Voting Rights” below.

Dividends. Holders of shares of 6.00% Cumulative Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of 6.00% per share on the liquidation preference thereof of $50 per share of 6.00% Cumulative Convertible Preferred Stock (equivalent to $3.00 per annum per share). Dividends on the 6.00% Cumulative Convertible Preferred Stock will be payable quarterly on March 15, June 15, September 15 and December 15 of each year at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date of the 6.00% Cumulative Convertible Preferred Stock, whether or not in any dividend period or periods there shall be funds legally available for the payment of such dividends.

Holders of shares of 5.00% Cumulative Convertible Preferred Stock (Series 2003) are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of 5.00% per share on the liquidation preference thereof of $100 per share of 5.00% Cumulative Convertible Preferred Stock (Series 2003) (equivalent to $5.00 per annum per share). Dividends on the 5.00% Cumulative Convertible Preferred Stock (Series 2003) are payable quarterly on February 15, May 15, August 15 and November 15 of each year, and accumulate from the most recent date as to which dividends have been paid or, if no dividends have been paid, from the Issue Date of the 5.00% Cumulative Convertible Preferred Stock (Series 2003), whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends.

Holders of shares of 4.125% Cumulative Convertible Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of 4.125% per share on the liquidation preference thereof of $1,000 per share of 4.125% Cumulative Convertible Preferred Stock (equivalent to $41.25 per annum per share). Dividends on the 4.125% Cumulative Convertible Preferred Stock are payable quarterly on March 15, June 15, September 15 and December 15 of each year, and accumulate from the most recent date as to which dividends have been paid or, if no dividends have been paid, from the Issue Date of the 4.125% Cumulative Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends.

Holders of shares of 5.00% Cumulative Convertible Preferred Stock (Series 2005) are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of 5.00% per share on the liquidation preference thereof of $100 per share of 5.00% Cumulative Convertible Preferred Stock (Series 2005) (equivalent to $5.00 per annum per share). Dividends on the 5.00% Cumulative Convertible Preferred Stock (Series 2005) are payable quarterly on January 15, April 15, July 15 and October 15 of each year at such annual rate, and accumulate from the most recent date as to which dividends have been paid or, if no dividends have been paid, from the Issue Date of the 5.00% Cumulative Convertible Preferred Stock (Series 2005), whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends.

Accumulations of dividends on shares of Convertible Preferred Stock do not bear interest. Dividends payable on the Convertible Preferred Stock for any period less than a full dividend period (based upon the number of days elapsed during the period) are computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by us or on our behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Convertible Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Convertible Preferred Stock and any Parity Stock, dividends may be declared and paid on the Convertible Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Convertible Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the Convertible Preferred Stock and such Parity Stock bear to each other. Holders of shares of the Convertible Preferred Stock are not entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Convertible Preferred Stock, is limited by the terms of our outstanding indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Oklahoma law.

Liquidation Preference. In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Convertible Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of Junior Stock (including common stock), a liquidation preference in the amount of $50 per share of the 6.00% Cumulative Convertible Preferred Stock, $100 per share of the 5.00% Cumulative Convertible Preferred Stock (Series 2003) and the 5.00% Cumulative Convertible Preferred Stock (Series 2005) and $1,000 per share of the 4.125% Cumulative Convertible Preferred Stock, plus accumulated and unpaid dividends thereon to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Convertible Preferred Stock and the Parity Stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the Convertible Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our assets or business (other than in connection with the liquidation, winding-up or dissolution of its business), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificates of designation do not contain any provisions requiring funds to be set aside to protect the liquidation preference of the Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights. The holders of the Convertible Preferred Stock have no voting rights except as set forth below or as otherwise required by Oklahoma law.

If dividends on a series of Convertible Preferred Stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of the Convertible Preferred Stock, voting as a single class with any other preferred stock or preference securities having similar voting rights that are exercisable (which includes all three series of our Convertible Preferred Stock outstanding at the date of this prospectus), will be entitled at our next regular or special meeting of stockholders to elect two additional directors to our board of directors unless our board is comprised of fewer than six directors at such time, in which case such holders will be entitled to elect one additional director. Upon the election of any additional directors, the number of directors that compose our board shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Convertible Preferred Stock has been paid in full.

In addition, the affirmative vote or consent of the holders of at least 66 2/3% of each series of outstanding Convertible Preferred Stock, voting separately as a class, is required for the issuance of any class or series of Senior Stock (or any security convertible into Senior Stock) and for amendments to our certificate of incorporation that would affect adversely the rights of holders of that series of Convertible Preferred Stock. The certificates of designation provide that the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Parity Stock or Junior Stock does not require the consent of the holders of the Convertible Preferred Stock, and is not deemed to affect adversely the rights of the holders of the Convertible Preferred Stock.

In all cases in which the holders of Convertible Preferred Stock are entitled to vote, each share of Convertible Preferred Stock shall be entitled to one vote.

Conversion Rights. Each share of 6.00% Cumulative Convertible Preferred Stock is convertible at any time at the option of the holder thereof into 4.8605 shares of common stock (which is calculated using an initial conversion price of $10.287 per share of common stock) subject to adjustment for certain dilutive events (we refer to such price or adjusted price applicable to a particular series of Convertible Preferred Stock as the “Conversion Price”). Each share of 5.00% Cumulative Convertible Preferred Stock (Series 2003) is convertible at any time at the option of the holder thereof into 6.0962 shares of common stock (which is calculated using an initial conversion price of $16.40 per share of common stock) subject to adjustment for certain dilutive events and upon the distribution of cash dividends in excess of specified thresholds. Each share of 4.125% Cumulative Convertible Preferred Stock is convertible at the option of the holder thereof into 60.0555 shares of common stock (which was calculated using an initial conversion price of $16.65 per share of common stock), subject to adjustment for certain dilutive events and upon the distribution of cash dividends in excess of specified thresholds, only under the following circumstances: (1) the closing sale price of our common stock reaches, or the trading price of the preferred stock falls below, specified thresholds or (2) specified corporate transactions have occurred. Each share of 5.00% Cumulative Convertible Preferred Stock (Series 2005) is convertible at any time at the option of the holder thereof into 3.8811 shares of common stock (which was calculated using an initial conversion price of $25.766 per share of common stock) subject to adjustment for certain dilutive events.

Mandatory Conversion. At any time on or after March 20, 2006 our 6.00% Cumulative Convertible Preferred Stock will be, subject to our option to cause each share of the respective series of Convertible Preferred Stock to be automatically and mandatorily converted into that number of shares of common stock equal to the liquidation preference of $50.00 per share divided by the prevailing applicable Conversion Price. At any time on or after November 18, 2006, our 5.00% Cumulative Convertible Preferred Stock (Series 2003) will be and at any time on or after April 15, 2010, our 5.00% Cumulative Convertible Preferred Stock (Series 2005) will be, subject to our option to cause each share of the respective series of Convertible Preferred Stock to be automatically and mandatorily converted into that number of shares of common stock equal to the liquidation preference of $100.00 per share divided by the then prevailing Conversion Price. At any time on or after March 15, 2009, our 4.125% Cumulative Convertible Preferred Stock will be subject to our option to cause each share of 4.125% Cumulative Convertible Preferred Stock to be automatically and mandatorily converted into that number of shares of common stock equal to the liquidation preference of $1,000.00 per share divided by the then prevailing Conversion Price. We may exercise this right with respect to any series only if the closing price of our common stock equals or exceeds 130% of the then prevailing Conversion Price for the series for at least 20 trading days in any consecutive 30-day trading period, including the last trading day of such 30-day period, ending on the trading day prior to our issuance of a press release announcing the mandatory conversion as described below.

We may not authorize, issue a press release or give notice of any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on such series of Convertible Preferred Stock for periods ended prior to the date of such conversion notice shall have been paid in cash.

In addition to the mandatory conversion provision described above, if there become fewer than 250,000 shares of our 6.00% or 5.00% Cumulative Convertible Preferred Stock or fewer than 25,000 shares of our

4.125% Cumulative Convertible Preferred Stock outstanding, we may cause each share of that series of Convertible Preferred Stock to be automatically converted into that number of shares of common stock equal to the applicable liquidation preference per share divided by the lesser of the then prevailing Conversion Price and the Market Value for the five trading day period ending on the second trading day immediately prior to the date set for conversion. We may exercise this right only on or after March 20, 2008 with respect to the 6.00% Cumulative Convertible Preferred Stock, on or after November 18, 2008 with respect to the 5.00% Cumulative Convertible Preferred Stock (Series 2003), on or after March 15, 2009 with respect to the 4.125% Cumulative Convertible Preferred Stock and on or after April 15, 2010 with respect to the 5.00% Cumulative Convertible Preferred Stock (Series 2005).

The term “Market Value” means the average closing price of the common stock for a five consecutive trading day period on the New York Stock Exchange (or such other national securities exchange or automated quotation system on which the common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of the common stock).

Change of Control. Except as provided below, upon a Change of Control or Fundamental Change (as defined below), holders of each series of Convertible Preferred Stock shall, in the event that the Market Value at such time is less than the Conversion Price applicable to such series, have a one-time option to convert all of their outstanding shares of Convertible Preferred Stock into shares of common stock at an adjusted Conversion Price equal to the greater of (i) the Market Value as of the Change of Control Date and (ii) $5.47 (with respect to the 6.00% Cumulative Convertible Preferred Stock), $7.9533 (with respect to the 5.00% Cumulative Convertible Preferred Stock (Series 2003), $8.0733 (with respect to the 4.125% Cumulative Convertible Preferred Stock), $13.21 (with respect to the 5.00% Cumulative Convertible Preferred Stock (Series 2005). This option shall be exercisable during a period of not less than 30 days nor more than 60 days commencing on the third business day after notice of the Change of Control is given by us in the manner specified in the certificates of designation. In lieu of issuing the shares of common stock issuable upon conversion in the event of a Change of Control, we may, at our option, make a cash payment equal to the Market Value for each share of such common stock otherwise issuable determined for the period ending on the Change of Control Date. Notwithstanding the foregoing, upon a Change of Control in which (x) each holder of our common stock receives consideration consisting solely of, or 90% of (with respect to the 5.00% Cumulative Convertible Preferred Stock (Series 2005)), common stock of the successor, acquiror or other third party (and cash paid in lieu of fractional shares) that is listed on a national securities exchange or quoted on the NASDAQ National Market and (y) all our common stock has been exchanged for, converted into or acquired for common stock of the successor, acquiror or other third party (and cash in lieu of fractional shares), and the Convertible Preferred Stock becomes convertible solely into such common stock, the Conversion Price will not be adjusted as described in this paragraph. In addition, we may also be required to pay a make-whole premium in some circumstances upon the conversion of our 5.00% Cumulative Convertible Preferred Stock (Series 2005) following a Fundamental Change.

The certificates of designation define Change of Control or Fundamental Change as any of the following events:

•	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than to Permitted Holders (as defined below);

•	the adoption of a plan the consummation of which would result in the liquidation or dissolution of our company;

•

the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than Permitted Holders, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of our aggregate voting power of the voting stock; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the

Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of our voting stock than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors (for the purposes of this definition, such other person shall be deemed to beneficially own any voting stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined above), directly or indirectly, of more than 35% of the voting power of the voting stock of such parent corporation and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the voting stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our board of directors of such parent corporation);

•	during any period of two consecutive years, individuals who at the beginning of such period composed our board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our shareholders was approved by a vote of 66 2/3% of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

•	in the case of the 5.00% Cumulative Convertible Preferred Stock (Series 2005) only, our common stock ceases to be listed on a national securities exchange or quoted on Nasdaq or another over-the-counter market in the United States.

For purposes of the definition of “Change of Control,” and “Fundamental Change” the term “Permitted Holders” means Aubrey K. McClendon and Tom L. Ward and their respective Affiliates.

The phrase “all or substantially all” of the assets of our company is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws and the Oklahoma General Corporation Act include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock, restrictions on business combinations and the availability of authorized but unissued common stock.

Classified Board of Directors. Our certificate of incorporation and bylaws contain provisions for a staggered board of directors with only one-third of the board standing for election each year. Directors can only be removed for cause. A staggered board makes it more difficult for shareholders to change the majority of the directors.

Oklahoma Business Combination Statute. Section 1090.3 of the Oklahoma General Corporation Act prevents an “interested shareholder” from engaging in a “business combination” with an Oklahoma corporation for three years following the date the person became an interested shareholder, unless:

•	prior to the date the person became an interested shareholder, the board of directors of the corporation approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

•	upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owns stock having at least 85% of all voting power of the corporation at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

•	on or subsequent to the date of the transaction in which the person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of all voting power not attributable to shares owned by the interested shareholder.

The statute defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of the assets of the corporation;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested shareholder;

•	any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series or voting power of the corporation owned by the interested shareholder;

•	the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation; or

•	any share acquisition by the interested shareholder pursuant to Section 1090.1 of the Oklahoma General Corporation Act.

For purposes of Section 1090.3, the term “corporation” also includes the corporation’s majority-owned subsidiaries.

In addition, Section 1090.3 defines an “interested shareholder,” generally, as any person that owns stock having 15% or more of all voting power of the corporation, any person that is an affiliate or associate of the corporation and owned stock having 15% or more of all voting power of the corporation at any time within the three-year period prior to the time of determination of interested shareholder status, and any affiliate or associate of such person.

Stock Purchase Provisions. Our certificate of incorporation includes a provision which requires the affirmative vote of two-thirds of the votes cast by the holders, voting together as a single class, of all then outstanding shares of capital stock, excluding the votes by an interested shareholder, to approve the purchase of any of our capital stock from the interested shareholder at a price in excess of fair market value, unless the purchase is either (1) made on the same terms offered to all holders of the same securities or (2) made on the open market and not the result of a privately negotiated transaction.

Share Rights Plan

The Rights. On July 7, 1998, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock. The distribution was paid on July 27, 1998 to the shareholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Preferred Stock at a price of $25.00, subject to adjustment.

The following is a summary of these rights. The full description and terms of the rights are set forth in a rights agreement with UMB Bank, N.A., as rights agent. Copies of the rights agreement and the certificate of designation for the Series A Preferred Stock are available free of charge. This summary description of the rights and the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to all the provisions of the rights agreement and the certificate of designation for the Series A Preferred Stock.

Initially, the rights attached to all certificates representing shares of our outstanding common stock, and no separate rights certificates were distributed. The rights will separate from our common stock and the distribution date will occur upon the earlier of:

•	ten days following the date of public announcement that a person or group of persons has become an acquiring person; or

•	ten business days (or a later date set by the board of directors prior to the time a person becomes an acquiring person) following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer upon consummation of which the offeror would, if successful, become an acquiring person.

The earlier of these dates is called the distribution date.

The term “acquiring person” means any person who or which, together with all of its affiliates and associates, is the beneficial owner of 15% or more of our outstanding common stock, but does not include:

•	us or any of our subsidiaries or employee benefit plans;

•	Aubrey K. McClendon, his spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts established for the benefit of the foregoing or any other person or entity in which the foregoing persons or entities are at the time of determination the direct record and beneficial owners of all outstanding voting securities (each a “McClendon shareholder”);

•	Tom L. Ward, his spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts established for the benefit of the foregoing, or any other person or entity in which the foregoing persons or entities are at the time of determination the direct record and beneficial owners of all outstanding voting securities (each a “Ward shareholder”);

•	Morgan Guaranty Trust Company of New York, in its capacity as pledgee of shares beneficially owned by a McClendon or Ward shareholder, or both, under any pledge agreement in effect on September 11, 1998, to the extent that upon the exercise by the pledgee of any of its rights or duties as pledgee, other than the exercise of any voting power by the pledgee or the acquisition of ownership by the pledgee, such pledgee becomes a beneficial owner of pledged shares; or

•	any person (other than the pledgee just described) that is neither a McClendon nor Ward shareholder, but who or which is the beneficial owner of common stock beneficially owned by a McClendon or Ward shareholder (a “second tier shareholder”), but only if the shares of common stock otherwise beneficially owned by a second tier shareholder (“second tier holder shares”) do not exceed the sum of (A) the holder’s second tier holder shares held on September 11, 1998 and (B) 1% of the shares of our common stock then outstanding (collectively, “exempt persons”).

The rights agreement provides that, until the distribution date, the rights will be transferred with and only with the common stock. Until the distribution date (or earlier redemption or expiration of the rights), new common stock certificates issued after July 27, 1998, upon transfer or new issuance of common stock, will contain a notation incorporating the rights agreement by reference. Until the distribution date or earlier redemption or expiration of the rights, the surrender for transfer of any certificate for common stock, outstanding as of July 27, 1998, even without a notation or a copy of a summary of the rights being attached, will also constitute the transfer of the rights associated with the common stock represented by the certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and these separate rights certificates alone will evidence the rights.

The rights are not exercisable until the distribution date. The rights will expire on July 27, 2008.

The purchase price payable, and the number of one one-thousandths of a share of Series A Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock;

•	upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series A Preferred Stock at a price, or securities convertible into Series A Preferred Stock with a conversion price, less than the then current market price of the Series A Preferred Stock; or

•	upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid or dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding rights and the number of one one-thousandths of a share of Series A Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in the common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

In the event that following the date of public announcement that a person has become an acquiring person, we are acquired in a merger or other business combination transaction or more than 50% of our consolidated assets or earning power is sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise of the right at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right (the “flip-over right”).

In the event that a person, other than an exempt person, becomes an acquiring person, proper provision will be made so that each holder of a right, other than the acquiring person and its affiliates and associates, will thereafter have the right to receive upon exercise that number of shares of common stock, or, if applicable, cash, other equity securities or property of us, having a market value equal to two times the purchase price of the rights (the “flip-in right”). Any rights that are or were at any time owned by an acquiring person will then become void.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. Upon exercise of the rights, no fractional shares of Series A Preferred Stock will be issued other than fractions which are integral multiples of one one-hundredth of a share of Series A Preferred Stock. Cash will be paid in lieu of fractional shares of Series A Preferred Stock that are not integral multiples of one one-hundredth of a share of Series A Preferred Stock.

At any time prior to the earlier to occur of (1) 5:00 p.m., Oklahoma City, Oklahoma time on the tenth day after the stock acquisition date or (2) the expiration of the rights, we may redeem the rights in whole, but not in part, at a price of $0.01 per right; provided, that (a) if the board of directors authorizes redemption on or after the time a person becomes an acquiring person, then the authorization must be by board approval and (b) the period for redemption may, upon board approval, be extended by amending the rights agreement. Board approval means the approval of a majority of our directors. Immediately upon any redemption of the rights described in this paragraph, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Our board of directors may amend the terms of the rights without the consent of the holders of the rights at any time and from time to time provided that any amendment does not adversely affect the interests of the holders of the rights. In addition, during any time that the rights are subject to redemption, the terms of the rights may be amended by the approval of a majority of the directors, including an amendment that adversely affects the interests of the holders of the rights, without the consent of the holders of rights.

Until a right is exercised, a holder will have no rights as a shareholder, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to us or our shareholders, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Series A Preferred Stock, or other consideration.

The Series A Preferred Stock. Each one-thousandth of a share of the Series A Preferred Stock (a “preferred share fraction”) that may be acquired upon exercise of the rights will be nonredeemable and junior to any other shares of preferred stock that we may issue.

Each preferred share fraction will have a minimum preferential quarterly dividend rate of $0.01 per preferred share fraction but will, in any event, be entitled to a dividend equal to the per share dividend declared on the common stock.

In the event of liquidation, the holder of a preferred share fraction will receive a preferred liquidation payment equal to the greater of $0.01 per preferred share fraction or the per share amount paid in respect of a share of common stock.

Each preferred share fraction will have one vote, voting together with the common stock. The holders of preferred share fractions, voting as a separate class, will be entitled to elect two directors if dividends on the Series A Preferred Stock are in arrears for six fiscal quarters.

In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share fraction will be entitled to receive the per share amount paid in respect of each share of common stock.

The rights of holders of the Series A Preferred Stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

Because of the nature of the Series A Preferred Stock’s dividend, liquidation and voting rights, the economic value of one preferred share fraction that may be acquired upon the exercise of each right should approximate the economic value of one share of our common stock.

Shareholder Action

Except as otherwise provided by law or in our certificate of incorporation or bylaws, the approval by holders of a majority of the shares of common stock present in person or represented by proxy at a meeting and entitled to vote is sufficient to authorize, affirm, ratify or consent to a matter voted on by shareholders. Our bylaws provide that all questions submitted to shareholders will be decided by a plurality of the votes cast, unless otherwise required by law, our certificate of incorporation, stock exchange requirements or any certificate of designation. The Oklahoma General Corporation Act requires the approval of the holders of a majority of the outstanding stock entitled to vote for certain extraordinary corporate transactions, such as a merger, sale of substantially all assets, dissolution or amendment of the certificate of incorporation. Our certificate of incorporation provides for a vote of the holders of two-thirds of the issued and outstanding stock having voting power, voting as a single class, to amend, repeal or adopt any provision inconsistent with the provisions of the certificate of incorporation limiting director liability and stock purchases by us, and providing for staggered terms of directors and indemnity for directors. The same vote is also required for shareholders to amend, repeal or adopt any provision of our bylaws.

Under Oklahoma law, shareholders may take actions without the holding of a meeting by written consent or consents signed by the holders of a sufficient number of shares to approve the transaction had all of the outstanding shares of our capital stock entitled to vote thereon been present at a meeting. If shareholder action is taken by written consent, the rules and regulations of the SEC require us to send each shareholder entitled to vote on the matter, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

Transfer Agent and Registrar

UMB Bank, N.A. is the transfer agent and registrar for our common stock, our 6.00% Cumulative Convertible Preferred Stock, our 5.00% Cumulative Convertible Preferred Stock (Series 2003), our 4.125% Cumulative Convertible Preferred Stock and our 5.00% Cumulative Convertible Preferred Stock (Series 2005).

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of a depositary agreement and the related depositary receipts. The summary is not complete. The forms of the deposit agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC on a Current Report on Form 8-K prior to our offering of the depositary shares, and you should read such documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. If the Bank Depositary, however, determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. Such successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

PLAN OF DISTRIBUTION

Any of the securities being offered hereby may be sold in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers; or

•	directly by us.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold. We may periodically engage agents or underwriters in connection with at-the-market offerings or negotiated transactions involving our common stock.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is being delivered to the public. If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such securities will be obligated to purchase all such securities if any are purchased.

We may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the price at which securities are first offered to the public (with additional underwriting commissions or discounts), as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and their terms of the transaction will be set forth in the prospectus supplement relating thereto.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable prospectus supplement. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof.

Each series of securities will be a new issue and, other than our common stock, which is listed on The New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

The validity of the debt securities and depositary shares offered by this prospectus have been passed upon for us by Vinson & Elkins L.L.P. The validity of the preferred stock (including any preferred stock underlying any depositary shares) and the common stock (including any common stock issuable upon the conversion of any preferred stock) offered by this prospectus have been passed upon for us by Commercial Law Group, P.C. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Estimates of the oil and gas reserves of Chesapeake Energy Corporation and related future net cash flows and the present values thereof, included in Chesapeake’s Annual Report on Form 10-K for the year ended December 31, 2004, were based in part upon reserve reports prepared by Netherland, Sewell & Associates, Inc., Lee Keeling and Associates, Inc., Ryder Scott Company, L.P., LaRoche Petroleum Consultants, Ltd., H.J. Gruy and Associates, Inc. and Miller and Lents, Ltd., independent petroleum engineers. We have incorporated these estimates in reliance on the authority of each such firm as experts in such matters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses of this offering (all of which are to be paid by the registrant) are estimated to be as follows:

Securities and Exchange Commission registration fee	$42,983
Legal fees and expenses	40,000
Accounting fees and expenses	10,000
Printing expenses	5,000
Miscellaneous	4,000

TOTAL	$101,983

Item 15. Indemnification Of Officers And Directors

Section 1031 of the Oklahoma General Corporation Act, under which Chesapeake is incorporated, authorizes the indemnification of directors and officers under certain circumstances. Article VIII of the Certificate of Incorporation of Chesapeake and Article VI of the Bylaws of Chesapeake also provide for indemnification of directors and officers under certain circumstances. These provisions, together with Chesapeake’s indemnification obligations under individual indemnity agreements with its directors and officers, may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933 (the “Securities Act”), as amended. In addition, Chesapeake maintains insurance, which insures its directors and officers against certain liabilities.

The Oklahoma General Corporation Act provides for indemnification of each of Chesapeake’s officers and directors against (a) expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by reason of such person being or having been a director, officer, employee or agent of Chesapeake, or of any other corporation, partnership, joint venture, trust or other enterprise at the request of Chesapeake, other than an action by or in the right of Chesapeake. To be entitled to indemnification, the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Chesapeake, and with respect to any criminal action, the person seeking indemnification had no reasonable cause to believe that the conduct was unlawful and (b) expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of Chesapeake brought by reason of the person seeking indemnification being or having been a director, officer, employee or agent of Chesapeake, or any other corporation, partnership, joint venture, trust or other enterprise at the request of Chesapeake, provided the actions were in good faith and were reasonably believed to be in or not opposed to the best interest of Chesapeake, except that no indemnification shall be made in respect of any claim, issue or matter as to which the individual shall have been adjudged liable to Chesapeake, unless and only to the extent that the court in which such action was decided has determined that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Article VIII of Chesapeake’s Certificate of Incorporation provides for indemnification of Chesapeake’s directors and officers. The Oklahoma General Corporation Act also permits Chesapeake to purchase and maintain insurance on behalf of Chesapeake’s directors and officers against any liability arising out of their status as such, whether or not Chesapeake would have the power to indemnify them against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

Chesapeake has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, Chesapeake will pay on behalf of the indemnitee any amount which he is or becomes legally obligated to pay because of (a) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/or officer of Chesapeake or an affiliate or (b) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of Chesapeake or an affiliate or is or was serving at the request of Chesapeake as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The payments which Chesapeake would be obligated to make under an indemnification agreement could include damages, charges, judgments, fines, penalties, settlements and costs, cost of investigation and cost of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds. Chesapeake also provides liability insurance for each of its directors and executive officers.

Item 16. Exhibits

The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit No.	Description

1.1++	Form of Underwriting Agreement.

4.1+	Form of Indenture.

4.2++	Form of Debt Securities.

4.3++	Form of Depositary Agreement.

4.4++	Form of Depositary Receipt.

4.5	Rights Agreement dated as of July 15, 1998 between Chesapeake and UMB Bank, N.A., as rights agent. Incorporated herein by reference to Exhibit 1 to Chesapeake’s registration statement on Form 8-A filed July 16, 1998. Amendment No. 1 dated September 11, 1998. Incorporated herein by reference to Exhibit 10.3 to Chesapeake’s quarterly report on Form 10-Q for the quarter ended September 30, 1998.

5.1+	Opinion of Vinson & Elkins L.L.P. regarding the validity of the securities being registered.

5.2+	Opinion of Commercial Law Group, P.C. regarding the validity of the securities being registered.

12.1	Computation of Ratios of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Dividends. Incorporated herein by reference to Exhibit 12 to Chesapeake’s quarterly report on Form 10-Q for the three months ended March 31, 2005.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Ryder Scott Company, L.P.

23.3*	Consent of Lee Keeling and Associates, Inc.

23.4*	Consent of Netherland, Sewell & Associates, Inc.

23.5*	Consent of La Roche Petroleum Consultants, Ltd.

23.6*	Consent of H.J. Gruy and Associates, Inc.

23.7*	Consent of Miller and Lents, Ltd.

23.8+	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

23.9+	Consent of Commercial Law Group, P.C. (included in Exhibit 5.2).

24.1+	Power of Attorney (included in the signature pages of this Registration Statement).

25.1+	Statement of Eligibility on Form T-1 of The Bank of New York.

*	Filed herewith.
+	Previously filed as an exhibit to this registration statement
++	To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrant.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrants pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on July 25, 2005.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ AUBREY K. MCCLENDON
Aubrey K. McClendon Chairman of the Board and Chief Executive Officer

Signature	Capacity	Date

/s/ AUBREY K. MCCLENDON Aubrey K. McClendon	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	July 25, 2005

* Tom L. Ward	President, Chief Operating Officer and Director	July 25, 2005

* Marcus C. Rowland	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 25, 2005

* Michael A. Johnson	Senior Vice President—Accounting, Controller and Chief Accounting Officer (Principal Accounting Officer)	July 25, 2005

* Frank Keating	Director	July 25, 2005

* Breene M. Kerr	Director	July 25, 2005

Signature	Capacity	Date

* Charles T. Maxwell	Director	July 25, 2005

* Frederick B. Whittemore	Director	July 25, 2005

*By	/S/ AUBREY K. MCCLENDON
Attorney-in-Fact